CONSENT OF INDEPENDENT AUDITOR

We consent to the use in the Offering Circular constituting a part of this Offering Statement on Form 1-A, as it may be amended, of our Independent Auditor’s Report dated February 8, 2016 relating to the balance sheets of The Fair-Haired Dumbbell LLC as of December 31, 2015 and 2014, and the related statements of operations, changes in members’ equity, and cash flows for the year ended December 31, 2015 and the period from February 26, 2014 (inception) to December 31, 2014, and the related notes to the financial statements.

/s/ Artesian CPA, LLC

Denver, CO

March 31, 2016

Artesian CPA, LLC

1624 Market Street, Suite 202 | Denver, CO 80202

p:  877.968.3330  f: 720.634.0905

info@ArtesianCPA.com | www.ArtesianCPA.com